UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 27, 2020
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Marathon Petroleum Corporation
(Exact name of registrant as specified in its charter)
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Delaware	001-35054	27-1284632
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

539 South Main Street, Findlay, Ohio 45840
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (419) 422-2121
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01	MPC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 1.01	Entry into a Material Definitive Agreement.
On April 27, 2020, Marathon Petroleum Corporation (“MPC”) entered into a 364-Day Revolving Credit Agreement (the “New MPC 364-Day Credit Agreement”) by and among MPC, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, each of JPMorgan Chase Bank, N.A., Citibank, N.A. (“Citi”), Mizuho Bank, Ltd. (“Mizuho”), Barclays Bank PLC, MUFG Union Bank, N.A., Royal Bank of Canada and TD Securities (USA) LLC, as joint lead arrangers and bookrunners, Citi and Mizuho, as syndication agents, and the other agents and lenders that are parties thereto.
The New 364-Day Revolving Credit Agreement provides for a $1.0 billion unsecured revolving credit facility that matures in April 2021. MPC has an option to increase the aggregate commitments by up to an additional $250.0 million by obtaining additional commitments from existing or new lenders under the facility, subject to certain conditions.
Commitment fees ranging from 45.0 basis points to 75.0 basis points per annum, depending on MPC’s credit ratings (currently 50.0 basis points), accrue on the unused commitments under the New MPC 364-Day Credit Agreement. Borrowings under the New MPC 364-Day Credit Agreement bear interest, at MPC’s election, at either (a) the Adjusted LIBO Rate (as defined in the New MPC 364-Day Credit Agreement) plus a margin ranging from 162.5 basis points to 250.0 basis points per annum, depending on MPC’s credit ratings (currently 175.0 basis points) or (b) the Alternate Base Rate (as defined in the New MPC 364-Day Credit Agreement) plus a margin ranging from 62.5 basis points to 150.0 basis points per annum, depending on MPC’s credit ratings (currently 75.0 basis points).
The New MPC 364-Day Credit Agreement contains representations and warranties, affirmative and negative covenants and events of default that MPC considers customary for agreements of their nature and type and substantially similar to those contained in MPC’s existing $5.0 billion five-year revolving credit facility and $1.0 billion 364-day revolving credit facility (together, the “Existing Credit Facilities”), including a covenant that requires MPC to maintain a ratio (expressed as a percentage) of Consolidated Net Debt (as defined in the New MPC 364-Day Credit Agreement) to Total Capitalization (as defined in the New MPC 364-Day Credit Agreement) not to exceed 65% as of the last day of each fiscal quarter. If an event of default exists under the New MPC 364-Day Credit Agreement, the lenders may terminate the commitments thereunder and require the immediate repayment of all outstanding borrowings. In addition to commitment fees and interest charges, MPC agreed to pay an annual administrative fee and other customary fees, and to reimburse certain expenses incurred by the agents and the lenders in connection with entering into and administrating the New MPC 364-Day Credit Agreement.
Each borrowing under the New MPC 364-Day Credit Agreement is subject to a condition that, after giving effect to the proposed borrowing and any other borrowings for which MPC has requested or is concurrently requesting under the Existing Credit Facilities, MPC shall have zero borrowing availability remaining under the Existing Credit Facilities. Additionally, if MPC’s Consolidated Cash Balance (as defined in the New MPC 364-Day Credit Agreement) exceeds $2.0 billion for five consecutive business days, then MPC shall, within five business days, prepay outstanding borrowings under the New MPC 364-Day Credit Agreement in an amount equal to the lesser of the aggregate principal amount of outstanding borrowings or the amount of such excess.
Certain parties to the New MPC 364-Day Revolving Credit Agreement have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending or commercial banking services for MPC and its affiliates, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.
The above description of the material terms and conditions of the New MPC 364-Day Revolving Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full texts of the New MPC 364-Day Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

10.1
364-Day Revolving Credit Agreement, dated as of April 27, 2020, by and among Marathon Petroleum Corporation, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, each of JPMorgan Chase Bank, N.A., Citibank, N.A.(“Citi”), Mizuho Bank, Ltd. (“Mizuho”), Barclays Bank PLC, MUFG Union Bank, N.A., Royal Bank of Canada and TD Securities (USA) LLC, as joint lead arrangers and bookrunners, Citi and Mizuho, as syndication agents, and the other agents and lenders that are parties thereto

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marathon Petroleum Corporation

Date: April 27, 2020	By:	/s/ Molly R. Benson
Name: Molly R. Benson
Title: Vice President, Chief Securities, Governance & Compliance Officer and Corporate Secretary